Exhibit 23.2

212-373-3000

212-757-3990

August 5, 2014

Star Bulk Carriers Corp.

40 Agiou Konstantinou Str. Maroussi 15124,

Athens, Greece

Registration Statement on Form F-3

(Registration No. 333-             )

Ladies and Gentlemen:

We have acted as special counsel to Star Bulk Carriers Corp., a Marshalls Island corporation (the “Company”) in connection with the Registration Statement on Form F-3 (the “Registration Statement”) of the Company, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the rules and regulations thereunder.

We hereby consent to use of this letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP